ALGER GLOBAL FOCUS FUND

CERTIFICATE OF AMENDMENT

The undersigned, being the Secretary of Alger Global Focus Fund (the “Trust”), a trust with transferable shares of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Amended and Restated Agreement and Declaration of Trust dated September 13, 2012, as amended (the “Declaration of Trust”), and the affirmative vote of a Majority of the Trustees (as defined in the Declaration of Trust) at a meeting duly called and held on May 29, 2024, the Declaration of Trust is further amended effective August 1, 2024 as follows:

1.	The name of the Trust set forth in Section 1.1 of the Declaration of Trust is hereby amended to be “Alger Global Equity Fund.”

2.

The name of the Initial Fund established and designated by Section 6.2 of the Declaration of Trust is hereby amended to be “Alger Global Equity Fund,” and the Shares thereof shall be known as “Alger Global Equity Series.”

The Trustees further direct that, upon the execution of this Certificate of Amendment, the Trust take all necessary action to file a copy of this Certificate of Amendment with the Secretary of State of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 5th of June 2024.

/s/ Tina Payne
Tina Payne
Secretary

ACKNOWLEDGEMENT

State of New York	}
} ss.
County of New York	}	June 5, 2024

Then personally appeared the above, Tina Payne, and acknowledged the foregoing instrument to be her free act and deed before me,

/s/ Ryan Craig
Notary Public
My Commission Expires: October 10, 2027